Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8, File No. 333-211826, of our report dated March 22, 2017, on the consolidated financial statements of Pilgrim Bancshares, Inc. as of and for the years ended as of December 31, 2016 and 2015, which report appears in this Annual Report on Form 10-K of Pilgrim Bancshares, Inc. for the year ended December 31, 2016.

/s/ Baker Newman & Noyes LLC

Peabody, Massachusetts

March 22, 2017